UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2004

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 Vaqueros Avenue

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

(408) 736-0224

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and Item 8.01 Entry into a Material Definitive Agreement and Other Events.

On September 3, 2004, ArthroCare Corporation, a Delaware corporation (“Parent”), Opus Medical, Inc., a California corporation (the “Company”), OC Merger Sub Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), OC Acquisition Sub LLC, a California limited liability company (“Merger Sub II”), and James W. Hart and Steven L. Gex, as the Shareholders’ Agents (together, the “Shareholders’ Agents”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), which is attached hereto as Exhibit 2.1 and incorporated by reference herein. Pursuant to the terms of the Merger Agreement, and subject to certain conditions being satisfied or waived, (1) Merger Sub I will merge with and into the Company (“Merger I”) with the Company surviving Merger I as a wholly owned subsidiary of Parent, and (2) immediately following the effectiveness of Merger I, the Company will merge with and into Merger Sub II (“Merger II” and, together with Merger I, the “Transaction”) with Merger Sub II surviving Merger II as a California limited liability company (the “Surviving Entity”).

In connection with the Transaction, (a) each former preferred and common shareholder of the Company will receive, in consideration of the cancellation of his or her shares, cash and shares of Parent common stock (“Parent Common Stock”) payable in the Initial Payment, Second Payment, Third Payment and Fourth Payment (each as defined below), respectively, and (b) each former warrant holder and option holder of the Company will receive, in consideration of the cancellation of his or her warrant or option, cash and shares of Parent Common Stock equal to the spread value of such options or warrant payable in the Initial Payment and the right to receive the Second, Third and Fourth Payments as if such option or warrant holder had been a holder of Company common stock (collectively, the “Merger Consideration”). The Merger Consideration is payable as follows:

(1) an initial payment, in cash and Parent Common Stock, equal to an aggregate of $90.0 million (the “Initial Payment”). If the average per share price of Parent Common Stock is greater than or equal to $21.82 during the 15-day period prior to the closing of the Transaction (the “Closing”) (the “Closing Average Stock Price”), the Initial Payment will consist of $30.0 million in cash and $60.0 million in Parent Common Stock (with the Parent Common Stock valued at the Closing Average Stock Price). If the per share price of Parent Common Stock is less than $21.82 at the Closing, the Initial Payment will consist of a larger cash payment and a correspondingly smaller stock payment, but the Initial Payment will still equal $90.0 million;

(2) a second payment (the “Second Payment”), in cash, Parent Common Stock or any combination thereof, with the form of consideration at the sole election of Parent, equal to (i) $40.0 million, minus (ii) $5.0 million (representing a holdback for potential offsets, the “Second Payment Holdback”), minus (iii) certain fees and a working capital shortfall, if any, minus (iv) certain offsets, if any, the aggregate of which may not exceed $10.0 million (in addition to offsets that can be made against the Second Payment Holdback);

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(3) in the event that the Surviving Entity generates net revenues from the sale of its products in excess of $26.0 million in 2005, a third payment (the “Third Payment”), in cash, Parent Common Stock or any combination thereof, with the form of consideration at the sole election of Parent, equal to a specified portion of such net revenues (the “Earnout Amount”). If net revenues in 2005 are between $26.0 million and $31.0 million, then the Earnout Amount is equal to 2.0 times the amount by which net revenues exceed $26.0 million. If net revenues in 2005 exceed $31.0 million, then the Earnout Amount is equal to $10.0 million, plus 4.5 times the amount by which net revenues exceed $31.0 million; and

(4) a fourth payment (the “Fourth Payment”), in cash, Parent Common Stock or any combination thereof, with the form of consideration at the sole election of Parent, equal to (i) the Second Payment Holdback, minus (ii) certain offsets, if any, the aggregate of which may not exceed $5.0 million.

Although Parent has sole discretion to make the Second, Third and Fourth Payments in cash, Parent Common Stock or any combination thereof, Parent may not issue more than an aggregate of 4.2 million shares of Parent Common Stock without first obtaining the approval of Parent’s stockholders. Furthermore, except under certain circumstances, the Merger Agreement generally requires Parent to pay at least forty-five percent (45%) of the Merger Consideration in Parent Common Stock. To satisfy this requirement, Parent may be required to issue a minimum number of shares of Parent Common Stock in each of the Second, Third and Fourth Payments under certain circumstances.

The directors, executive officers and certain shareholders of the Company holding in excess of fifty percent (50%) of the voting rights of the Company’s outstanding capital stock have agreed to vote the shares owned by them in favor of Merger I. Merger I has been approved by the boards of directors of both companies. The Merger is intended to be a tax-free reorganization under the Internal Revenue Code. The transaction is subject to approval by the shareholders of the Company and other customary conditions.

The foregoing description of the Transaction and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to this report. There can be no assurance that the transactions contemplated by the Merger Agreement will be consummated.

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Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
2.3	Agreement and Plan of Merger, dated as of September 3, 2004, by and among ArthroCare Corporation, OC Merger Sub Corporation, OC Acquisition Sub LLC, Opus Medical, Inc. and James W. Hart and Steven L. Gex, as Shareholders’ Agents.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: September 9, 2004	By:	/s/ Fernando Sanchez
Fernando Sanchez
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.3	Agreement and Plan of Merger, dated as of September 3, 2004, by and among ArthroCare Corporation, OC Merger Sub Corporation, OC Acquisition Sub LLC, Opus Medical, Inc. and James W. Hart and Steven L. Gex, as Shareholders’ Agents.

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